EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of DexCom, Inc. for the registration of shares of its common stock to be filed on or about March 28, 2012 with the Securities and Exchange Commission and to the incorporation by reference therein of our reports dated February 23, 2012, with respect to the consolidated financial statements and schedule of DexCom, Inc., and the effectiveness of internal control over financial reporting of DexCom, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 28, 2012